Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES COMPLETES SALE OF INNOVATION PLACE AND DECLARES SPECIAL CASH DIVIDEND OF $1.25 PER SHARE AND REGULAR QUARTERLY DIVIDENDS

BOSTON, MA, December 17, 2015 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, announced today that it completed the sale of its Innovation Place property for a gross sale price of $207.0 million. Innovation Place, located in San Jose, California, is a 26-acre site with one occupied and three vacant existing office buildings and a total of approximately 574,000 square feet (approximately 463,000 square feet of which are vacant) located at 3100-3130 Zanker Road. Currently, the remainder of the site is used for 1,699 surface parking spaces but the land supports an additional 537,000 square feet of office/R&D development and two parking structures with a total of approximately 3,000 parking spaces.

In addition, the Company announced that its Board of Directors declared (1) a regular quarterly cash dividend of $0.65 per share of common stock for the period October 1, 2015 to December 31, 2015 and (2) a special cash dividend of $1.25 per common share, in both cases payable on January 28, 2016 to shareholders of record as of the close of business on December 31, 2015. The decision to declare a special dividend was primarily a result of the sale of approximately $584 million of assets in 2015. After payment of this special dividend, the Company expects that it will have retained approximately $287 million of cash from such assets sales for general business purposes, including investments in the Company’s existing development pipeline and other potential investment opportunities. The Board of Directors did not make any change to the Company’s policy with respect to regular quarterly dividends. The payment of the regular quarterly dividend of $0.65 per share and the special dividend of $1.25 per share will result in a total payment of $1.90 per share payable on January 28, 2016.

Holders of common units of limited partnership interest in Boston Properties Limited Partnership, our Operating Partnership, as of the close of business on December 31, 2015 will receive the same total distribution, payable on January 28, 2016.

The Board of Directors also declared a regular quarterly cash dividend for the Company’s 5.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”). The cash dividend of $0.328125 per depositary share is payable on February 16, 2016 to shareholders of record as of the close of business on February 5, 2016 and covers the period from November 16, 2015 to February 15, 2016. Each depositary share represents 1/100th of a share of Series B Preferred Stock.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, four residential properties and five retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in four markets – Boston, New York, San Francisco and Washington, DC.

For more information about Boston Properties, please visit the Company’s web site at www.bostonproperties.com.

###